Exhibit 99.1

BioDelivery Sciences Closes $7 Million Value Transaction

with Clinical Development Capital, LLC

Conversion of Refundable Deposit on BEMATM Fentanyl Development Transaction to Equity at

$3.50 Per Share, a 40 % Premium to the May 16, 2006 Closing Price, Adds $7 Million to

Stockholders’ Equity and Raises Additional $4.2 Million in Cash

BioDelivery Sciences International, Inc. (NASDAQ:BDSI), a specialty biopharmaceutical company, has closed a transaction with Clinical Development Capital, LLC (“CDC”) pursuant to which $7 million in funds previously committed by CDC in July 2005 to fund the clinical development of BDSI’s flagship BEMATM Fentanyl product have been converted into shares of BDSI common stock at a 40 % premium to the May 16, 2006 closing price for BDSI’s shares.

As a result of this transaction, approximately $2.8 million of funds previously funded in calendar 2006 to BDSI, under the July 2005 CDC agreement, have been converted into shares of BDSI common stock, and approximately $4.2 million in cash, also an equity investment, will be funded to BDSI at closing. Following closing BDSI will have a cash position of approximately $7.4 million in addition to its remaining Hopkins Capital equity line of credit of $2.55 million.

The CDC funds were received in consideration of shares of BDSI common stock at a price equal to $3.50 per share, a premium to the closing price on May 16, 2006 of $2.50 per share. An aggregate of 2 million shares will thus be issued to CDC, together with a warrant to purchase an additional 904,000 shares of BDSI common stock at $3.00 per share.

On July 15, 2005, BDSI entered into a clinical development and license agreement with CDC pursuant to which CDC was to provide up to $7 million in funding for the clinical development of BEMATM Fentanyl. Following an up front payment of $2 million made in February of this year, BDSI was receiving equal monthly payments in accordance with the expected timeline for the BEMA Fentanyl Phase 3 development program. Under the prior agreement, BDSI was to repay the $7 million to CDC within 60 days of FDA approval of BEMATM Fentanyl. As such the funding was accounted for on the balance sheet as a refundable deposit and not equity. Under the transaction announced today, the full $7 million commitment is immediately converted into equity at $3.50 per share and BDSI will receive an immediate cash infusion of $4.2 million, the balance of the CDC committed funds. In addition, as part of the terms of the transaction closed on May 16, 2006, the $7 million no longer is required to be repaid. As under the original arrangement, CDC will receive royalties based on net sales of BEMATM Fentanyl.

Dr. Mark A. Sirgo, BDSI’s President and Chief Executive Officer, stated “This is a significant and extremely favorable modification in the financial structure of our agreement with CDC for BDSI and our shareholders. This transaction immediately and materially bolsters our cash and stockholders’ equity positions and removes from our future cash needs the obligation to pay back the $7.0 million provided by CDC to develop our lead product. The financial impact is a great benefit to us as we move forward with our clinical development and commercialization programs. However, of equal importance is that we believe this transaction represents another important validation by a sophisticated investor of our technologies, products, business plan and personnel. We greatly appreciate and respect the confidence placed in BDSI by CDC.”

“We have been very pleased with BDSI’s progress on BEMA(TM) Fentanyl,” added Argeris “Jerry” Karabelas, Chief Executive Officer of Clinical Development Capital. “This change in our original investment structure in BDSI reflects the value we place in not only the BEMA Fentanyl product but the entire BDSI business plan and model.”

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty biopharmaceutical company that is exploiting its licensed and patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, clinically-significant new formulations of proven therapeutics targeted at “acute” treatment opportunities such as pain, anxiety, nausea and vomiting, and infections. The company’s drug delivery technologies include: (i) the patented BEMATM (transmucosal or mouth) drug delivery technology and (ii) the patented Bioral® nanocochleate technology, designed for a potentially broad base of applications. The company’s headquarters are located in Morrisville, North Carolina and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statement may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the results of scheduled or additional clinical trials and FDA review of the Company’s formulations and products, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

Contact:

Investor Relations Group

Investor Relations: Vince Daniels

Public Relations: Janet Vasquez

212-825-3210